Exhibit 10.2
EQUITY GRANTS FOR NON-EMPLOYEE DIRECTORS
Adopted by the Board of Directors on May 4, 2010
On May 11, 2010, each of the non-employee directors will be granted options to purchase Common Stock of Home Properties, Inc. (the “Company”) having a value of $21,000. The exercise price for the options to be issued will be the closing price of a share of the Company’s Common Stock as reflected on the New York Stock Exchange on May 11, 2010 (the “Closing Price”). The number of options to be granted will be calculated by dividing the award value by the value of each option determined using the Black-Scholes formula.
On May 11, 2010, each of the non-employee directors also will be granted shares of the Company’s restricted stock having a value of $63,000. The number of shares of restricted stock to be granted will be calculated by dividing the awarded value by the Closing Price.
The options and the restricted stock will be granted pursuant to the terms of the Company’s 2008 Stock Benefit Plan, as amended.
The options will vest 20% on each of the first five grant date anniversaries (May 11 of 2011, 2012, 2013, 2014 and 2015) and terminate 10 years after the grant date. The restrictions on the restricted stock will lapse on the fifth anniversary of the grant date.